Exhibit 99.1

NEWS RELEASE

Editorial Contacts:

Yvette Huygen

Synopsys, Inc.

650-584-4547

yvetteh@synopsys.com

Investor Contact:

Lisa Ewbank

Synopsys, Inc.

650-584-1901

Synopsys Completes Coverity Acquisition

Synopsys Enters Software Quality and Security Market as Market Leader

MOUNTAIN VIEW, Calif., March 25, 2014 – Synopsys, Inc. (Nasdaq:SNPS), a global leader providing software, IP and services used to accelerate innovation in chips and electronic systems, has completed its acquisition of Coverity, the leading provider of software quality, testing and security tools. The value of the transaction is approximately $334 million net of cash acquired, which Synopsys is funding using a combination of cash and approximately $200 million in debt.

Coverity products reduce the risk of quality and security defects, which can lead to the catastrophic failures that plague many of today’s large software systems. Together, Synopsys and Coverity intend to improve software quality and help ensure mission-critical applications are built to withstand increasing security threats.

With this acquisition Synopsys enters a new, growing market geared toward enterprise IT and independent software providers in industries such as financial services, energy, entertainment and retail. The acquisition also opens up opportunities for Synopsys to increase its breadth and support to the semiconductor and systems space. To address the needs of software developers across the board, Synopsys will invest in delivering innovations in quality and security testing that can further reduce the risk of software failures and security breaches.

Based on a preliminary analysis, due to the impact of purchase accounting and the associated deferred revenue haircut, Synopsys anticipates the acquisition to contribute approximately $20-25 million to fiscal 2014 revenue. Therefore, Synopsys would expect the transaction to be approximately $0.10-0.13 per share dilutive in fiscal 2014, be roughly neutral in the second half of fiscal 2015, and accretive in fiscal 2016 (all on a non-GAAP basis). Synopsys anticipates including specific guidance that includes the impact of Coverity when we report fiscal second quarter results in May.

Coverity will be led by John Chilton, senior vice president and general manager for Coverity.

About Synopsys

Synopsys, Inc. (Nasdaq:SNPS) accelerates innovation in the global electronics market. As a leader in electronic design automation (EDA) and semiconductor IP, Synopsys delivers software, IP and services to help engineers address their design, verification, system and manufacturing challenges. Since 1986, engineers around the world have been using Synopsys technology to design and create billions of chips and systems. Learn more at www.synopsys.com. For more information on Coverity, visit www.coverity.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the acquisition of Coverity, including the expected impact of the transaction on Synopsys’ financial results, the expected benefits and costs of the transaction, Synopsys’ plans for Coverity products, and the expected growth of the new market. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause actual results, time frames or achievements to differ materially from those expressed or implied in the forward-looking statements. Accordingly, we caution stockholders and prospective investors not to place undue reliance on these statements. Such risks, uncertainties and factors include, but are not limited to:

•	the possibility that the anticipated benefits of the transaction may not materialize;

•	Synopsys’ ability to operate or integrate Coverity’s business and technologies with its own successfully, including with the potential loss of customers, key employees, partners or vendors;

•	the failure of acquired products to achieve projected sales, including uncertain customer demand and support obligations for new offerings;

•	difficulties entering into new markets in which Synopsys is not experienced;

•	assumption of unknown liabilities and the related expenses and diversion of resources;

•	dilution of Synopsys’ current stockholders through the issuance of common stock upon the exercise of stock options assumed in the transaction; and

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other risks and uncertainties described in SEC filings made by Synopsys from time to time, including those described in the “Risk Factors” section of Synopsys’ most recently filed Quarterly Report on Form 10-Q.

Synopsys’ press release issued on February 19, 2014 announcing the results of its first quarter of fiscal 2014 contains a reconciliation of target non-GAAP earnings per share to target GAAP earnings per share. Synopsys has not completed its valuation and purchase price allocation analyses for the Coverity acquisition, and we cannot at this time reliably forecast acquisition-related costs and amortization of acquisition-related intangible assets, which are difficult to predict and estimate. As a result, we are unable to determine the full impact of the Coverity acquisition on forward-looking target GAAP earnings per share at this time and are therefore unable to provide a quantitative reconciliation of the impact of the Coverity acquisition on forward-looking non-GAAP earnings per share, disclosed above, to forward-looking GAAP earnings per share. We are therefore not making changes to the GAAP earnings per share targets and the related GAAP to non-GAAP reconciliation we provided on February 19, 2014.

Unless required by law, Synopsys undertakes no obligation to update publicly any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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